Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

THIRD QUARTER 2004 RESULTS

- Company Reports Net Income of $13.8 Million and Earnings Per Diluted Share of $0.30 -

SAN JOSE, Calif., October 20, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), announced financial results for the quarter and the nine-month period ended September 30, 2004.

Third Quarter 2004 Highlights

•	Total revenue was $23.6 million, up 34 percent from the prior quarter and 157 percent over the third quarter of 2003.

•	Total intellectual property revenue was $19.7 million, up 34 percent from the prior quarter and 171 percent over the third quarter of 2003.

•	Services revenue was $3.9 million, up 34 percent from the prior quarter and 103 percent from the third quarter of 2003.

•	Net income was $13.8 million, up 59 percent from the prior quarter and compared to $1.6 million in the third quarter of 2003.

•	Free cash flow was $13.8 million for the third quarter compared to $2.2 million for the third quarter of 2003.

•	Free cash flow per diluted share was $0.29 for the third quarter.

“We continue to penetrate our served markets. Broad-based demand from wireless and consumer electronics, coupled with greater than anticipated Product Development Services revenue, drove total revenue for the first nine-months of 2004 to $54.4 million, up 104 percent from the prior year’s period,” stated Bruce McWilliams, Tessera’s chairman and chief executive officer. “Work in our Product Development Services places us on the leading edge of packaging technology. Tessera is focused on near and long-term growth and we remain confident we will outpace the growth of the overall semiconductor industry.”

Nine Months Ended September 30, 2004 Highlights

•	Total revenue was $54.4 million compared to a total of $26.6 million in the first nine months of 2003.

•	Total intellectual property revenue was $45.4 million compared to a total of $20.2 million in the first nine months of 2003.

•	Services revenue was $9.1 million compared to $6.4 million in the first nine months of 2003.

•	Net income was $26.6 million compared to $73,000 in the first nine months of 2003.

•	Free cash flow for the first nine months of 2004 was $26.9 million compared to $6.9 million in the first nine months of 2003.

•	Free cash flow per diluted share was $0.58 for the first nine months of 2004.

“Our third quarter results included the previously disclosed $6.0 million payment received from Samsung Electronics for royalties relating to past production,” said Doug Norby, senior vice president and chief financial officer. “Payments for past production contribute to total IP Revenue and essentially flow to the bottom line, with an obvious positive effect on our earnings per share. Our continued success in driving revenue growth also positively impacts our cash generation, and we ended the quarter with $96.4 million in cash and cash equivalents, up from the $76.3 million at June 30, 2004.”

2004 Financial Guidance

Tessera expects fourth quarter 2004 total revenues to be in the range from $16.0 to $16.5 million. Tessera expects net income to range from $6.6 to $7.0 million, or $0.14 to $0.15 per diluted share. Tessera estimates a fully diluted share count, using the treasury method, of approximately 47.0 million in the fourth quarter of 2004 as compared to approximately 46.7 million in the third quarter of 2004.

For the full year 2004, Tessera expects total revenues to be in the range of $70.4 to $70.9 million. Net income is expected to range from $33.2 to $33.6 million, or $0.71 to 0.72 per diluted share.

Free cash flow for the fourth quarter and for 2004 is expected to be approximately the same as net income for the period. Tessera defines free cash flow as pretax income less cash taxes paid and capital expenditures plus depreciation and stock compensation charges. Tessera believes free cash flow is a good metric to measure company performance. The measure in combination with GAAP earnings provides additional insight into the actual cash generation of the Company.

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). The call will be accessible live by dialing 877-866-5534. A 48-hour replay will be available by dialing 800-642-1687, pass code1338797. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com and will remain posted on the web site for a period of 90 days.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2004 include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Intellectual property revenues	$10,399	$5,987	$27,431	$18,037
Other intellectual property revenues	9,350	1,293	17,930	2,169
Service revenues	3,896	1,924	9,051	6,438

Total net revenues	23,645	9,204	54,412	26,644

Cost of revenues	2,610	1,849	6,497	4,890
Research & development	1,490	1,997	5,566	5,702
Selling, general and administrative	4,954	2,839	13,833	7,725
Stock-based compensation	20	612	206	1,008

Total operating expenses	9,074	7,297	26,102	19,325

Operating Income	14,571	1,907	28,310	7,319
Other income	233	69	475	202

Income before taxes	14,804	1,976	28,785	7,521

Provision for income taxes	999	370	2,219	1,261

Net income	13,805	1,606	26,566	6,260

Cumulative preferred stock dividends in arrears				(6,187)

Net income (loss) attributable to common stockholders	$13,805	$1,606	$26,566	$73

Net income (loss) per common share; basic	$0.34	$0.23	$0.67	$0.01

Net income (loss) per common share; diluted	$0.30	$0.04	$0.57	$0.01

Weighted average number of shares used in per share calculations; basic	40,448	6,870	39,482	6,851

Weighted average number of shares used in per share calculations; diluted	46,655	40,869	46,537	11,590

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(In thousands)

(unaudited)

Depreciation	$234	$232	$726	$654
Purchases of property and equipment	374	244	982	1,184
Income taxes paid	933	356	1,876	1,115
Free cash flow	13,751	2,220	26,859	6,884
Net free cash flow per common share; diluted	$0.29		$0.58

TESSERA TECHNOLOGIES INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$96,376	$64,379
Accounts receivable	5,482	2,540
Other current assets	961	1,335

Total current assets	102,819	68,254

Prop Property and equipment, net	1,980	1,725
Other assets	145	102

Total assets	$104,944	$70,081

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	$1,033	$876
Accrued liabilities	4,782	3,014
Deferred revenue	30	202

Total current liabilities	5,845	4,092

Preferred stock	—	—
Stockholders (deficit) equity
Common stock	41	38
Additional paid in capital	163,617	157,178
Deferred stock based compensation	(51)	(153)
Accumulated deficit	(64,508)	(91,074)
Accumulated other comprehensive loss	—	—

Total stockholders’ equity	99,099	65,989

Total liabilities and stockholders’ equity	$104,944	$70,081

TESSERA TECHNOLOGIES INC.

The Company has chosen to add a Free Cash Flow (“FCF”) measure to its earnings reporting. The measure in combination with GAAP earnings provides additional insight into the actual cash generation of the Company. However, this does not represent the residual cash flow available for discretionary expenditures. The presentation of FCF is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and it is not a measure of financial performance as determined in accordance with generally accepted accounting principles in the United States.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Free cash flow	$13,751	$2,220	$26,859	$6,884

Less:
Depreciation	234	232	726	654
Stock-based compensation	20	612	206	1,008
Income tax provision	999	370	2,219	1,261
Cumulative preferred stock dividends in arrears	—	—	—	6,187

Add:
Purchases of property and equipment	374	244	982	1,184
Income taxes paid	933	356	1,876	1,115
Net income, as reported	$13,805	$1,606	$26,566	$73

Net free cash flow per common share; diluted	$0.29		$0.58

Weighted average number of shares used in per share calculations; diluted	46,655		46,537

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